Filed pursuant to
Rule 424(b)(2)
Registration No. 33-59791


                                    CITICORP
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series C
                               U.S. $1,000,000,000
                 Global Medium-Term Subordinated Notes, Series C
                Due From 9 Months to 60 Years From Date of Issue

Pricing Supplement,  dated  November 16, 1995 (To Prospectus  Supplement,  dated
      August 7, 1995; to Prospectus, dated August 7, 1995)

                              DESCRIPTION OF NOTES

      The terms of the Subordinated Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Subordinated Notes, Series C, set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

      Interest rates offered by Citicorp with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction.

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
SUMMARY OF TERMS:

Title of Notes:               7.00%  Subordinated  Fixed-Rate Notes Due November 15,
                              2010
                              (the "Notes").
Aggregate
Principal Amount:             $25,000,000.00.

Price to Public:              100%

Issue Date:                   November 21, 1995.

Stated Maturity:              November 15, 2010.

Interest Rate:                7.00% per annum.

Interest Payment Dates:       Monthly on the 15th day of each month,  commencing  on
                              December 15, 1995, and at Stated Maturity.

Regular Record Dates:         The  first  day of the  month in which  each  Interest
                              Payment Date occurs.

Sinking Fund:                 None.

Redemption:                   The Notes are subject to redemption,  in whole but not
                              in part,  at the option of Citicorp,  on not more than
                              60 or  less  than 30  days'  notice,  on any  Interest
                              Payment Date  occurring in May or November on or after
                              November  15, 1999,  at a redemption  price of 100% of
                              their   principal   amount  plus  accrued  and  unpaid
                              interest to the redemption date.

Selling Agent:                Merrill Lynch & Co., as Principal.

Underwriting Discount:        2.00%.

Minimum Denomination:         $1,000.
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